Exhibit 99

Capstone Flattens Organizational Structure to Lower Cost, Increase Adaptability as well as Foster Innovation and Creativity

CHATSWORTH, Calif., April 10, 2015 (GLOBE NEWSWIRE) — Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST), the world’s leading clean technology manufacturer of microturbine energy systems, announced today that it has flattened its organizational structure to lower operating costs, increase adaptability as well as foster more innovation and creativity.

The new organizational structure will eliminate three executive positions and will save the company an estimated $2 million annually in salaries equity, benefits, bonuses, and travel costs after payment of associated employee severance benefits.

As one part of the organizational change, Capstone’s Executive Vice President and Chief Financial Officer (CFO) Edward Reich will be leaving the company to seek other opportunities. Jayme Brooks has been newly promoted to Chief Financial Officer and Chief Accounting Officer from her long-standing role as the company’s Vice President Finance and Chief Accounting Officer as the two positions are being merged into one leadership role under the new structure.

Flat organizational structures feature less layers of management where employees are more empowered and are expected to take on a range of responsibility for what would be traditionally considered managerial decisions in their daily work routines. In flat organizations lower-level employees are often included in the corporate goal-setting processes and are motivated to help the company reach those goals. This shared process cultivates accountability, encourages better communication, promotes organizational flexibility and improves overall response times to meet project deadlines.

These types of organizations tend to be more adaptable, due to their smaller hierarchies and reduced bureaucracies. When front-line employees are empowered to make higher-level decisions on projects, for example, they can often craft their own unique operational solution without seeking the approval of upper management, thus streamlining the workflow.

“Open communication and collaboration should improve under this new organizational structure since more responsibility will now be placed upon each individual; creating a situation where innovative and collaborative self-starters will excel. In addition, we can attract the type of employees who are encouraged by a work structure that requires self-motivation and cross-functional teamwork,” said Darren Jamison, President and Chief Executive Officer at Capstone Turbine.

“In light of the macroeconomic headwinds in oil, currency exchange and geopolitical issues affecting our business over the past year, I felt all the more compelled to flatten our organization and center our focus on improving our current products, broadening our aftermarket services and leaning our internal operations to achieve our short-term goal of EBITDA breakeven,” added Jamison.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world’s leading producer of low-emission microturbine systems and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped approximately 8,000 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency’s Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation’s energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro Area, United Kingdom, Mexico City, Shanghai and Singapore.

The Capstone Turbine Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6212

This press release contains “forward-looking statements,” as that term is used in the federal securities laws, about the advantages of our new organizational structure. Forward-looking statements may be identified by words such as “expects,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone’s filings with the Securities and Exchange Commission that may cause Capstone’s actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

“Capstone” and “Capstone MicroTurbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CONTACT:	Capstone Turbine Corporation
Investor and investment media inquiries:
818-407-3628
ir@capstoneturbine.com

Capstone Turbine Corporation

###